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                 PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 2000
                     (TO PROSPECTUS DATED AUGUST 31, 2000)


                                                          Filed Pursuant to
                                                        Rule 424(b)(3) and (c)
                                                   Commission File No. 333-44538


                                230,447 Shares

                              E*TRADE GROUP, INC.

                                 Common Stock

          This Prospectus Supplement supplements the Prospectus dated August 31, 2000 (the "Prospectus") of E*TRADE Group, Inc. ("E*TRADE" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 230,447 shares of E*TRADE's Common Stock, par value $0.01 per share (the "Common Stock"). All of the Shares were originally issued by the Company in connection with the merger of Electronic Investing Corporation ("EIC"), a Delaware corporation, with and into Canopy Acquisition Corp. ("Canopy Acquisition"), a wholly-owned subsidiary of the Company, with Canopy Acquisition being the surviving corporation (the "Merger"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING STOCKHOLDERS

          Recently, Ryan Randall and Kevin Carter each transferred 13,601 shares of Common Stock to Frank Martinez. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a stockholder of the Company, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Stockholders in the Prospectus is hereby amended to increase the number of shares of Common Stock beneficially owned by Frank Martinez and the number of shares of Common Stock registered for sale hereby, and to decrease the number of shares of Common Stock beneficially owned by each of Ryan Randall and Kevin Carter and the number of shares of Common Stock registered for sale hereby.


                                 Number of                       Number of
                                   Shares       Percent of         Shares
                                Beneficially    Outstanding    Registered for
Name of Selling Shareholder       Owned(1)        Shares       Sale Hereby(1)
---------------------------     ------------    -----------    --------------


Frank Martinez                     40,477             *            40,477

Kevin Carter                       36,580             *            36,580

Ryan Randall                       29,258             *            29,258

___________________________
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock that become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.